EXHIBIT 5


                               Brown & Wood LLP
                            One World Trade Center
                         New York, New York 10048-0557
                            Telephone: 212-839-5300
                            Facsimile: 212-839-5599

                                                           September 9, 1999



LaSalle Hotel Properties
1401 Eye Street, NW
Suite 900
Washington, D.C. 20005


Dear Sirs:

         We have acted as counsel for LaSalle Hotel Properties, a Maryland real estate investment trust (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering 743,000 common shares, par value $.01 per share (the "Common Shares ") of LaSalle Hotel Properties. In such capacity, we have examined the Articles of Amendment and Restatement of the Declaration of Trust and Bylaws of the Company, the LaSalle Hotel Properties 1998 Share Option and Incentive Plan, as amended through September 9, 1999 (the "Plan"), and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

         Based upon the foregoing, we advise you that, in our opinion when the Common Shares to be issued pursuant to the Plan have been issued and paid for in accordance with the terms of the Plan and the Registration Statement, such shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                                   Very truly yours,

                                                   /s/ Brown & Wood LLP